Crown Cork & Seal Company, Inc.

                                                              Exhibit 11

                        Computation of Earnings per Common Share
                          (in millions except per share data)

                                        Three months ended   Six Months ended
                                              June 30,             June 30,
                                           1997     1996      1997     1996
Line
 1  Net income available to common share $126,201  $98,298   $159,291 $127,436
       shareholders

 2  Weighted average number of shares
      outstanding during period           128,555  128,126    128,517  116,623

 3  Net shares issuable upon exercise of
      dilutive outstanding stock options      674      374        691      314

 4  Weighted average convertible
      preferred stock*                     11,325   11,326     11,325    7,841

 5  Preference dividends                 $  5,859  $ 5,859   $ 11,717 $  8,004

 6  Primary earnings per common share       $0.98    $0.76      $1.23   $1.09

 7  Fully diluted earnings per common
                 share                      $0.94    $0.74      $1.22   $1.09


  * Preferred shares are convertible into common stock (at the discretion of the holder) at a rate of .911. For 1996 this assumed conversion is averaged from the issuance date of February 26, 1996.